UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2022

Commission file number: 1-03319

Quad M Solutions, Inc.

Idaho	82-0144710
(State or Other Jurisdiction of Incorporation of Organization)	(I.R.S. Employer Identification Number)

1111 Beltline Road, Suite 108E, Garland, TX	75040
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (877) 367-9199

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Quad M Solutions, Inc., an Idaho corporation, (the “Company” or “Registrant”), is a public holding company (OTC: MMMM) is filing this Current Report on Form 8-K to report that at a meeting of its Board of Directors (“Board”) on August 24, 2022, at which meeting all of the members of the Board were present in person and/or telephonically, the Board unanimously approved the appointment of Drs. Michael Fonstein, Ph.D. and Yakov Kogan, Ph.D. to the Company’s Board.

Dr. Michael Fonstein PhD, age 62, Director: Dr. Michael Fonstein was appointed as a director of Quad M Solutions, Inc., an Idaho corporation (OTC: MMMM) on August 24, 2022. In 2021, Dr. Fonstein founded and has served as Chairman and CEO of BioSynthetic Machines, Inc., an Illinois-based company organized under the laws of Nevada (“BSMI”). Dr. Fonstein has also founded and served as CEO of several biotechnology companies including: Integrated Genomics, Inc., Cleveland Biolabs, Inc., n/k/a Statera Biopharma, Inc. (NASDAQ: STAB), a clinical-stage biopharmaceutical company developing novel immunotherapies targeting autoimmune, neutropenia/anemia, emerging viruses and cancers based on a proprietary platform designed to rebalance the body’s immune system and restore homeostasis; Accelerated Pharma, Inc. and Panacela Labs, Inc., private Delaware companies. Through his management, several of these companies developed from start-ups to established and successful ventures, securing multiple rounds of private and public financing including R&D and service contracts with Fortune 100 companies and procurement of governmental grants among other funding. Dr. Fonstein has extensive business and scientific experience and actively involved day-to-day operations as well as strategic corporate planning of the businesses he founded. Dr. Fonstein started his career as a research scientist. During his years in academia, Dr. Fonstein became a recognized expert in microbial genomics and system biology, founded a genomic center at the University of Chicago, and published numerous papers in top peer-reviewed scientific journals. Most recently Dr. Fonstein served as a Computational Scientist at U.S. Department of Energy’s Argonne National Laboratory.

Dr. Yakov Kogan, Ph.D., age 49, Director: Dr. Kogan was appointed as a director of Quad M Solutions, Inc., an Idaho corporation (OTC: MMMM) on August 24, 2022. Dr. Kogan co-founder and has served as Chief Business Officer of BSMI from 2021 to the present. Prior to joining BSMI, Dr. Kogan served as a senior consultant to several private and public biotechnology companies including: serving as a CEO and director of Cleveland BioLabs, Inc., n/k/a Cytocom, Inc. (NASDAQ: CBLI) together with Dr. Fonstein, which they had built from its inception to an operation with over 50 full-time employees, while securing upward of $150 million in equity financing. During his tenure with CBLI, Dr. Kogan played a significant role in establishing operations, hiring senior operations staff, and executing the Company’s initial public offering on NASDAQ. Prior to CBLI, Dr. Kogan served as Director for Business Development at Integrated Genomics, a private company located in Chicago, IL, where he was responsible for commercial sales and expansion of the company’s capital base. Prior to his position as Director of Business Development, Dr. Kogan worked as a Group Leader/Senior Scientist at Integrated Genomics as well as at ThermoGen, Inc. In addition, Dr. Kogan was a Research Associate at the University of Chicago, where he led the execution of several sophisticated microbial genome sequencing projects.

Dr. Kogan holds a Ph.D. degree in Molecular Biology from VNII Genetica (State Research Institute of Genetics and Selection of Industrial Microorganisms in Moscow, Russia), as well as an M.S. degree in Biology from Moscow State University and an MBA degree from the University of Chicago.

In connection with the appointments of Drs. Fonstein and Kogan, Mr. Douglas Cole, who served as a Director of Quad M Solutions, Inc., stepped down as a member of its Board and was appointed as a member of the Company’s Advisory Board. Mr. Cole did not have any disagreements with the operations, policies or practices of the Company on any matters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 24, 2022

QUAD M SOLUTIONS, INC.

By:	/s/ Joseph Frontiere
Joseph Frontiere
Chief Executive Officer